Exhibit 99.9

DATED 14 APRIL 2021

SCC VENTURE V HOLDCO I, LTD.

SCC GROWTH I HOLDCO A, LTD.

as the Sellers

Silverhorn SPC Ltd

for and on behalf of and for the account of

Silverhorn Principal Investors II Fund Segregated Portfolio

as the Purchaser

SALE AND PURCHASE AGREEMENT

for the sale and purchase of

American depositary shares

each of which represents 15 Class A ordinary shares

of par value $0.0001 per share of China Online Education Group

TABLE OF CONTENTS

1.	INTERPRETATION	1
2.	SALE AND PURCHASE OF SALE ADRs	4
3.	COMPLETION	5
4.	SELLER’S WARRANTIES AND LIMITATIONS	6
5.	PURCHASER’S WARRANTIES, ACKNOWLEDGEMENT AND UNDERTAKINGS	8
6.	NOTICES	10
7.	COSTS AND EXPENSES	11
8.	GENERAL PROVISIONS	11
9.	ANNOUNCEMENTS	13
10.	FURTHER ASSURANCE	13
11.	LANGUAGE	14
12.	COUNTERPARTS	14
13.	TAXES	14
14.	THIRD-PARTY RIGHTS	14
15.	GOVERNING LAW AND JURISDICTION	14

THIS AGREEMENT is made on 14 April 2021.

BETWEEN:

1.	The entities listed in Schedule I attached hereto (each, a “Seller” and collectively, the “Sellers”); and

2.

Silverhorn SPC Ltd, for and on behalf of and for the account of, Silverhorn Principal Investors II Fund Segregated Portfolio of 3076 Sir Francis Drake’s Highway, PO Box 3463, Road Town, Tortola, British Virgin Islands (the “Purchaser”), each a “Party” and together the “Parties”.

WHEREAS:

A.	Each Seller is the owner of its Sale ADRs (as defined below), and

B.	Each Seller has agreed to sell, and the Purchaser has agreed to buy and pay for, such Seller’s Sale ADRs on the terms of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	In this Agreement, the following expressions have the following meanings:

“ADRs” means American depositary receipts representing (for each one) 15 Class A ordinary shares of par value $0.0001 per share of the Company;

“Affiliate” means, in relation to any person, any other person that (directly or indirectly) Controls, is Controlled by, or is under common Control, with such person;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or Tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction (including any relevant securities exchange) and whether supranational, national, regional or local;

“Business Day” means a day on which banks are open for business in both New York, the State of California and Hong Kong (other than a Saturday, Sunday or a public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9:00 am and 5:00 pm);

“Company” means China Online Education Group, a company incorporated in the Cayman Islands with limited liability whose ADRs are listed on the NYSE (stock code: COE);

“Completion” means the completion of the sale and purchase of the Sale ADRs in accordance with Clause 3;

“Completion Date” means the date of Completion which shall be a date within five (5) Business Days after exchange of signatures and delivery of this Agreement (or such other date as the Parties may agree in writing);

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise (and the terms “Controls”, “Controlling” “Controlled” and “under common Control with” shall be construed accordingly);

“DTC” means Depository Trust Company;

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third-party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or security interests of any kind (including retention arrangements), any other limitation or restriction, including any voting, sale or other transfer restrictions (except for transfer restrictions or limitations arising as a result of the applicable U.S. federal or state securities laws), or other encumbrances and any agreement to create any of the foregoing;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Law” means all civil and common law, statute, subordinate legislation, treaty, rule, regulation, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution or judgment of any Authority:

(a)	as to any person, in each case applicable to or binding upon such person or any of its property or which such person or any of its property is subject; or

(b)	applicable to any or all of the transactions contemplated or referred to in this Agreement;

“Notice” has the meaning given to it in Clause 6.1;

“Postponed Completion Date” has the meaning given to it in Clause 3.3;

“PRC” means the People’s Republic of China (excluding, for the purposes of this Agreement, Hong Kong, Macau Special Administrative Region and Taiwan);

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement or its subject matter (including its validity, effect, interpretation, performance or termination) or any transaction contemplated by this Agreement;

“Public Release” has the meaning given to it in Clause 9.1;

“Purchaser’s Warranties” has the meaning given to it in Clause 5.1;

“Representative” means, in relation to any person, such person’s directors, officers, employees, lawyers, accountants, bankers, agents or other professional advisers;

“Seller’s Warranties” has the meaning given to it in Clause 4.1;

“Surviving Provisions” means Clause 1 (Interpretation), Clause 6 (Notices), Clause 7 (Costs and Expenses), Clause 8 (General Provisions), Clause 9 (Announcements), Clause 11 (Language), Clause 12 (Counterparts), and Clause 15 (Governing Law and Jurisdiction);

“Taxes” means all forms of taxation, duties, levies, imposts and other similar impositions of any jurisdiction whether central, regional or local (including corporate income tax, value added tax, goods and services tax, personal income tax, withholding tax, import tax, export tax, stamp duty and other transaction or documentary taxes, social security and state pension contributions, taxes arising from the ownership of any property or assets, payroll and employment taxes, taxes arising on the sale, lease, hire, gift or other disposal of real or personal assets or property, and taxes of any kind whatsoever), together with any interest and levies and all penalties, charges, costs and additions to tax in relation to any of the foregoing or resulting from failure to comply with the provisions of any Law relating to the foregoing;

“United States” or “U.S.” means the United States of America;

“US$” means United States dollars, the lawful currency of the United States; and

1.2.	The expressions “Party” and “Parties” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.3.	In this Agreement, except where the context otherwise requires:

(a)	a reference to a Clause is to a clause of this Agreement;

(b)

a reference to this Agreement or to any specified provision of this Agreement is to this Agreement or provision as in force for the time being (as amended, modified, supplemented, varied, assigned or novated, from time to time);

(c)

a reference to a “person” shall be construed so as to include any individual, company, corporation, joint stock company, body corporate, association, trust, joint venture, partnership, firm, organisation, governmental entity or any other entity (whether or not having separate legal personality), as well as its successors and assigns;

(d)	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form;

(e)	a reference to a time of a day is to New York time;

(f)

a reference to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction (other than Hong Kong) be deemed to be construed as references to the term or concept which most nearly corresponds to the Hong Kong legal term in that jurisdiction, and references to any Hong Kong statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(g)	a reference to any law or enactment includes references to:

(i)	that law or enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the date of this Agreement);

(ii)	any law or enactment which that law or enactment re-enacts (with or without modification); and

(iii)

any subordinate legislation made (before or after the date of this Agreement) under any law or enactment, as re-enacted, amended, extended or applied, as described in sub-clause (i) above, or under any law or enactment referred to in sub-clause (ii) above, and “law” and “enactment” includes any legislation in any jurisdiction;

(h)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(i)	headings are included in this Agreement for convenience only and do not affect its interpretation;

(j)	in construing this Agreement the so-called “ejusdem generis” rule does not apply, and accordingly the interpretation of general words is not restricted by:

(i)	being preceded by words indicating a particular class of acts, matters or things; or

(ii)	being followed by a particular example; and

(k)	the words “include” and “including” shall be construed without limitation.

1.4.	The Parties agree that, in interpreting this Agreement, no presumption or burden of proof shall arise in favour of or against any Party based on the authorship of any provisions;

1.5.

Where any Party undertakes or assumes any obligation in this Agreement, that obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

2.	SALE AND PURCHASE OF SALE ADRs

2.1.

Subject to the terms and conditions set forth in this Agreement, on Completion, each Seller shall sell the number of ADRs set forth in the column titled “Number of Sale ADRs” opposite such Seller’s name in Schedule I attached hereto (subject to adjustments for stock split, recapitalization and stock dividends occurring after the date hereof) (such Seller’s “Sale ADRs”) and the Purchaser shall purchase and pay for the Sale ADRs of each Seller free from all Encumbrances on the terms of this Agreement.

2.2.

The consideration for the sale and purchase of the Sale ADRs of each Seller shall be the purchase price as set forth in the column titled “Purchase Price” opposite such Seller’s name in Schedule I attached hereto (such Seller’s “Purchase Price”), which is to be paid by the Purchaser in cash at Completion.

3.	COMPLETION

3.1.	Completion shall take place on the Completion Date (or the Postponed Completion Date, as the case may be) or at such other time as may be agreed in writing between the Parties.

3.2.

The purchase of the Sale ADRs shall be settled by delivery versus payment through DTC. Prior to the Completion, (a) the Purchaser, or the Purchaser’s broker or other agent, shall notify the Sellers, or the Sellers’ broker or other agent, of the account or accounts to be credited with the Sale ADRs, and (b) the Sellers, or the Sellers’ broker or other agent, shall notify the Purchaser, or the Purchaser’s broker or other agent, of the account or accounts to which the Purchase Price should be transferred. On the Completion Date, against an irrevocable settlement instruction from each Seller’s broker or agent to the Purchaser’s broker or agent provided to effect a book entry settlement of the Sale ADRs prior to the Completion, each Seller shall simultaneously deliver its Sale ADRs to the Purchaser through DTC directly to the account or accounts identified by the Purchaser against the payment of the related Purchase Price made by the Purchaser to the account or accounts identified by such Seller.

3.3.

If the Purchaser fails to comply with its obligations under Clause 3.2, including paying the Purchase Price to the Sellers in immediately available funds, on or before 5:00 p.m. on the Completion Date, then each Seller may, in its absolute discretion, elect to postpone the Completion Date by up to five Business Days with notice to the Purchaser so that the provisions of this Clause 3 shall apply to Completion as so deferred (the Completion Date, as so postponed, being the “Postponed Completion Date”).

3.4.	If, in the circumstances set out in Clause 3.3, either:

(a)	the Sellers do not elect to postpone the Completion Date pursuant to Clause 3.3; or

(b)

the Purchaser still fails to comply with its obligations under Clause 3.2, including paying the Purchase Price to the Sellers in immediately available funds, by 5:00 p.m. on the Postponed Completion Date, then the Sellers may:

(i)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(ii)	terminate this Agreement by notice in writing to the Purchaser.

3.5.

If this Agreement is terminated by the Sellers in accordance with Clause 3.4 all obligations of the Parties under this Agreement shall terminate except for the Surviving Provisions, but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist and no such termination of this Agreement shall relieve any Party of any liability for breaches of this Agreement occurring before such termination.

3.6.	Without limiting any other provision of this Agreement, from Completion:

(a)

the Seller shall, at its own cost, do all things necessary to ensure compliance with all legal requirements as to the sale or disposal of the Sale ADRs (or any of them), including obtaining all necessary licences, consents, certificates, permits and other authorisations, if applicable; and

(b)

the Purchaser shall, at its own cost, do all things necessary to ensure compliance with all legal requirements as to the acquisition, possession or ownership of the Sale ADRs (or any of them), including obtaining all necessary licences, consents, certificates, permits and other authorisations.

4.	SELLER’S WARRANTIES AND LIMITATIONS

4.1.	Each Seller warrants to the Purchaser that:

(a)	it is duly incorporated and validly existing under the laws of its place of incorporation;

(b)	it is the owner of its Sale ADRs;

(c)	there is no Encumbrance in relation to its Sale ADRs;

(d)

it has full power and capacity to enter into and perform its obligations under this Agreement and has taken all corporate action required to unconditionally authorise it to enter into and perform this Agreement;

(e)	this Agreement (when executed) constitutes valid, binding and enforceable obligations of such Seller enforceable in accordance with its terms;

(f)

the execution and delivery of, and the performance of the obligations under, this Agreement by such Seller do not, and this Agreement does not and will not, conflict with, or constitute a default or breach under any provision of:

(i)	its articles of association (or equivalent constitutional documents);

(ii)	any Law or any other restriction of any kind by which it is bound or submits to; or

(iii)	any agreement, instrument or contract to which it is a party or by which it is bound, (collectively, the “Seller’s Warranties”).

4.2.

Each of the Seller’s Warranties is separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to any other Warranty of such Seller or by anything in or referred to, in this Agreement.

4.3.

Each Seller warrants to the Purchaser that each of such Seller’s Warranties is true and accurate in all material respects and not misleading in any material respect as at the date of this Agreement and will be true and correct in all material respects and not misleading in any material respect on the date of Completion as if repeated on such date by reference to the facts and circumstances subsisting on such date.

4.4.	The Purchaser acknowledges that, other than each Seller’s Warranties:
(a)

it has not entered into this Agreement in reliance upon any representations, agreements, statements or replies to specific enquiries (whether oral or written) made or alleged to have been made by the Seller or its Affiliates, or any of their respective Representatives, at any time; and

(b)	no reliance has been placed on the skill or judgment of the Seller.

4.5.	Each Seller acknowledges and agrees that;

(a)	it is not and has not been an affiliate of the Company within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended, during the preceding three months;

(b)	its holding period for the securities underlying the Sale ADRs, computed in accordance with paragraph (d) of Rule 144 under the U.S. Securities Act of 1933, as amended, is not less than six months;

(c)	it has made its own investment decisions based upon its own judgment and advice from such advisers as it has deemed necessary and not upon any view expressed by or on behalf of the Purchaser;

(d)	it has such knowledge and experience in financial, business and international investment matters that it is capable of evaluating the merits and risks of selling the Sale ADRs;

(e)

other than this Agreement, the Purchaser has not made, and the Seller has not relied upon, any representation, warranty or condition (express or implied) about, and the Purchaser shall have no liability or responsibility to the Seller for, the effectiveness, validity or enforceability of any other agreement or other document entered into by or provided to the Seller in connection with the transactions contemplated by this Agreement or any non-performance by any party to any of them, or the financial condition of the Company; and

(f)

in no event shall the Purchaser have any liability to the Seller with respect to a breach of any representation or warranty to the extent that the Seller had knowledge at or prior to Completion of such breach (or the facts, matter, event or circumstance which resulted in such breach or inaccuracy); and

(g)	it is aware that the Purchaser may be in possession of inside information or other material non-public information of or relating to the Company.

5.	PURCHASER’S WARRANTIES, ACKNOWLEDGEMENT AND UNDERTAKINGS

5.1.	The Purchaser warrants to each Seller that:

(a)	it is duly incorporated and validly existing under the laws of its place of incorporation;

(b)	it has full power and capacity to enter into and perform its obligations under this Agreement;
(c)

it has sufficient and unrestricted immediately available funds at Completion in cash to enable it to purchase the Sale ADRs, pay the Purchase Price and complete the transactions contemplated by this Agreement;

(d)	it has taken all corporate action required to unconditionally authorise it to enter into and perform this Agreement;

(e)	this Agreement (when executed) constitutes valid, binding and enforceable obligations of the Purchaser enforceable in accordance with its terms;

(f)

the execution and delivery of, and the performance of the obligations under, this Agreement by the Purchaser do not, and this Agreement does not and will not, conflict with, or constitute a default or breach under any provision of:

(i)	its memorandum or articles of association (or equivalent constitutional documents);

(ii)	any Law or any other restriction of any kind by which it is bound or submits to; or

(iii)	any agreement, instrument or contract to which it is a party or by which it is bound; and

(g)	neither it nor its ultimate beneficial owners or any of its Affiliates are Affiliates of the Company (collectively, the “Purchaser’s Warranties”).

5.2.

Each of the Purchaser’s Warranties is separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to any other Purchaser’s Warranty or by anything in or referred to in this Agreement.

5.3.

The Purchaser warrants to each Seller that each of the Purchaser’s Warranties is true and accurate in all material respects and not misleading in any material respect as at the date of this Agreement and will be true and correct in all material respects and not misleading in any material respect on the date of Completion as if repeated on such date by reference to the facts and circumstances subsisting on such date.

5.4.	Each Seller acknowledges that, other than the Purchaser’s Warranties:

(a)

it has not entered into this Agreement in reliance upon any representations, agreements, statements or replies to specific enquiries (whether oral or written) made or alleged to have been made by the Purchaser or its Affiliates, or any of their respective Representatives, at any time; and

(b)	no reliance has been placed on the skill or judgment of the Purchaser.

5.5.	The Purchaser acknowledges and agrees that:

(a)	it has made its own investment decisions based upon its own judgment and advice from such advisers as it has deemed necessary and not upon any view expressed by or on behalf of the Sellers;

(b)

it has such knowledge and experience in financial, business and international investment matters that it is capable of evaluating the merits and risks of purchasing the Sale ADRs, and is aware that it may be required to bear, and is able to bear, the economic risk of the transactions contemplated by this Agreement and is able to sustain a complete loss in connection with such transactions;

(c)

in no event shall the Sellers have any liability to the Purchaser with respect to a breach of any representation, warranty or failure to perform any covenant or obligation to the extent that the Purchaser had knowledge at or prior to Completion of such breach (or the facts, matter, event or circumstance which resulted in such breach, inaccuracy or failure to perform); and

(d)

it acknowledges that each Seller and its Affiliates may receive or may have received, may have access to, and may be in possession of, material non-public, confidential information about securities of the Company (including such Seller’s Sale ADRs), the Company or the Company’s or its Affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects, of which the Purchaser is not aware (the “Purchaser Excluded Information”). Some or all of the Purchaser Excluded Information could reasonably be expected to be viewed by a reasonable investor as having significantly altered the total mix of information made available or otherwise be material to an investor making an investment decision with respect to the purchase and sale of such Seller’s Sale ADRs. If the Purchaser Excluded Information of such Seller were disclosed to the Purchaser, such Purchaser Excluded Information could affect (i) the Purchaser’s willingness to enter into the transactions contemplated hereby or (ii) the price that the Purchaser would be willing to accept to purchase such Seller’s Sale ADRs. Notwithstanding the foregoing, the Purchaser has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. The Purchaser is experienced, sophisticated and knowledgeable in the trading of securities of private and public companies, has conducted an independent evaluation of each Seller’s Sale ADRs and understands the disadvantage to which it could be subject on account of the disparity of the access to, and possession of, the Purchaser Excluded Information between the Parties. The Purchaser, on behalf of itself and its Affiliates, principals, shareholders, members, partners, employees, agents and representatives, expressly and irrevocably waives and releases each Seller, its Affiliates and its and their respective principals, shareholders members, partners, employees, agents and representatives (such released persons and entities, collectively, the “Seller Related Parties”) from any and all claims and liabilities arising from such Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, the Purchaser Excluded Information, and the Purchaser agrees to make no claim against any Seller Related Party in respect of the transactions contemplated hereby relating to such Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, the Purchaser Excluded Information. The Purchaser acknowledges that the Sellers enter into this transaction with the Purchaser and consummate the transaction contemplated hereby in reliance upon protection afforded to the Sellers under this Section 5.5(f).

6.	NOTICES

6.1.	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:

(a)	in writing in the English language; and

(b)	delivered:

(i)	personally by hand or courier (using an internationally recognised courier company); or

(ii)

by local post or registered mail if local address (and by airmail if overseas address) to the Party due to receive the Notice, to the address and for the attention of the relevant Party set out in this Clause 6 (or to such other address and/or for such other person’s attention as shall have been notified to the giver of the relevant Notice and become effective (in accordance with this Clause 6) prior to dispatch of the Notice).

6.2.	In the absence of evidence of earlier receipt, any Notice served in accordance with this Clause 6 shall be deemed given and received:

(a)	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in Clause 6.3;

(b)	in the case of local post or registered mail (other than airmail), at 10:00 am on the second Business Day after posting; and

(c)	in the case of airmail, at 10:00 am on the fifth Business Day after posting.

6.3.	The addresses of the Parties for the purpose of this Clause 6 are as follows:

Sellers:

For the attention of:	[***]

Address:	[***]

For the attention of:	[***]

Address:	[***]

Purchaser:

For the attention of:	[***]

Address:	[***]

6.4.	In proving service, it shall be sufficient to prove that the envelope containing the Notice was properly addressed and delivered to the address of the relevant Party.

6.5.	Any Party may notify the other Party of any change to its name or address for the purpose of this Clause 6, provided that such Notice shall be sent to the other Party and shall only be effective on:

(a)	the date specified in such Notice as the date on which the change is to take effect; or

(b)	if no date is so specified or the date specified is less than three Business Days after which such Notice was deemed to be given, the fourth Business Day after such Notice was deemed to be given.

6.6.	This Clause 6 shall not prejudice the service of, or any step in, Proceedings permitted by Law or the rules of any relevant Authority.

7.	COSTS AND EXPENSES

7.1.	Each Party shall pay their respective costs and expenses in relation to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement.

8.	GENERAL PROVISIONS

8.1.

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute either of them the agent of the other or otherwise entitle a Party to bind the other Party for any purpose.

8.2.

Any time, date or period referred to in this Agreement may be extended by mutual agreement in writing between the Parties. As regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

8.3.

This Agreement shall be binding on and inure to the benefit of the successors of each of the Parties, but the Parties may not assign, grant any security interest over, hold on trust or otherwise transfer all or any of their rights and obligations under this Agreement without the prior written consent of the other Party.

8.4.

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement howsoever effected.

8.5.

Any waiver of any right or default under this Agreement shall be effective only in the instance given and shall not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of any provision of this Agreement shall be effective unless in writing and signed by each Party against which such waiver is sought to be enforced.

8.6.

Any delay by any Party in exercising, or any failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy (or a waiver of any other rights or remedies), and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy (or the exercise of any other right or remedy).

8.7.	The rights and remedies of the Parties under this Agreement are not exclusive of any rights or remedies provided by Law.

8.8.

This Agreement contains the whole agreement and understanding between the Parties relating to the transactions contemplated by this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes all previous agreements, understandings or arrangements (whether oral or written) between the Parties relating to such transactions. Each of the Parties acknowledges that (in agreeing to enter into this Agreement) it has not relied on any representation, warranty, collateral contract, undertaking or other assurance (except those expressly set out in this Agreement) made by or on behalf of the other Parties before the execution of this Agreement (including during the course of negotiating this Agreement). Each of the Parties waives all rights and remedies which, but for this Clause 8.8, might otherwise be available to it in respect of any such representation, warranty, collateral contract, undertaking or other assurance made by or on behalf of the other Parties before the execution of this Agreement (provided that nothing in this Clause 8.8 shall limit or exclude any liability for fraud or fraudulent misrepresentation).

8.9.

Each of the Parties confirms that it has received independent legal advice relating to all matters provided for in this Agreement or has declined to receive such legal advice, and it agrees that the provisions of this Agreement are fair and reasonable.

8.10.	If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any Law in any jurisdiction, then:

(a)	such provision shall:

(i)	to the extent that it is not possible to delete or modify the provision, in whole or in part, be (in whole or in part) given no effect and shall be deemed not to form part of this Agreement;

(ii)	not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; and

(iii)	not affect or impair the legality, validity or enforceability under the Law of any other jurisdiction of such provision or any other provision of this Agreement; and

(b)

the Parties shall use all reasonable efforts to modify such a provision as is necessary so that the provision is legal, valid and enforceable and gives effect, as closely as possible, to the intentions the Parties under this Agreement.

8.11.

The Parties agree and acknowledge that a breach of this Agreement by a Party may cause irreparable damage to the non-breaching Party and that damages may not be an adequate remedy for breach of this Agreement. Notwithstanding any other provision of this Agreement, and without prejudice to any and all other rights and remedies a non-breaching Party may have (including, but not limited to, damages), the non-breaching Party will be entitled to seek injunctive relief, specific performance, or other equitable relief without bond or other security for the enforcement of this Agreement, and no proof of special damages shall be necessary for the enforcement of this Agreement.

9.	ANNOUNCEMENTS

9.1.

No public announcement, communication or circular (“Public Release”) concerning the existence or the subject matter of this Agreement or any ancillary matter shall be made or issued by or on behalf of any Party without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed).

9.2.	This Clause 9 shall not affect any Public Release concerning the existence or the subject matter of this Agreement if required by:

(a)

any Law (including the applicable law or the rules or regulations of any securities exchange or governmental authority having competent jurisdiction over such Party, including in connection with the submissions of any Schedule 13D/13G of the Purchaser relating to securities of the Company (or any amendment thereto) and any amendment of a Seller’s Schedule 13D/13G relating to securities of the Company); or

(b)	any Authority to which the disclosing Party is subject or submits (wherever situated), in which case the disclosing Party shall, prior to making or issuing such Public Release:

(c)	to the extent permitted by Law and insofar as is reasonably practicable, first give notice to the other Party of its intention to make such Public Release; and

(d)

take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such Public Release with the other Party, and the other Party agrees to cooperate with the disclosing Party and provide all information reasonably necessary to satisfy the applicable disclosure requirements under the applicable federal or state securities rules or regulations.

9.3.

The restrictions contained in this Clause 9 shall continue to apply after Completion or termination of this Agreement for a period of twenty-four (24) months following the Completion or the termination of this Agreement.

10.	FURTHER ASSURANCE

The Parties shall do all such acts, and execute or procure the execution of such documents, necessary to give full effect to the provisions of this Agreement.

11.	LANGUAGE

11.1.	Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Agreement shall be:

(a)	in English; or

(b)	if not in English, accompanied by (unless waived by the recipient) an English translation.

11.2.	If this Agreement is translated into any language other than English, the English language text shall prevail.

12.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

13.	TAXES

Each Party agrees to bear its own Taxes, if any, under applicable Law in relation to the transactions contemplated hereunder.

14.	THIRD-PARTY RIGHTS

The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong), by any person who is not a party to this Agreement.

15.	GOVERNING LAW AND JURISDICTION

15.1.

This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with Hong Kong law.

15.2.

All disputes and controversies arising out of or in connection with this Agreement or the transaction contemplated by this Agreement shall be referred to and finally settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined by the Rules) is submitted in accordance with the Rules. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the Rules. The language of the arbitration shall be English.

16.	Independent Nature of the Sellers’ Obligations and Rights

Notwithstanding any provision of this Agreement to the contrary, the obligations of each Seller under this Agreement are several and not joint, and no Seller is responsible in any way for the performance or conduct of any other Seller in connection with the transactions contemplated hereby. Nothing contained in this Agreement and no action taken by any Seller pursuant to this Agreement shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to any other Seller. Unless otherwise expressly provided herein, each Seller agrees that no other Seller has acted as an agent for such Seller in connection with the transactions contemplated hereby.

SIGNATURE PAGE

This Agreement has been entered into on the date stated at the beginning of it.

EXECUTED by SCC VENTURE V
HOLDCO I, LTD.:

/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

EXECUTED by SCC GROWTH I
HOLDCO A, LTD.:

/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

EXECUTED by SILVERHORN SPC LTD

for and on behalf of, and for the account of,

SILVERHORN PRINCIPAL INVESTORS II

FUND SEGREGATED PORTFIOLO:

/s/ Michael Imam Signature of Michael Imam Director	/s/ Reto Merazzi Signature of Reto Merazzi Director

Schedule I

Name of the Sellers	Number of Sale ADRs	Purchase Price		Purchase Price per ADR
SCC Venture V Holdco I, Ltd.	113,888	US$	2,904,144	US$	25.50
SCC Growth I Holdco A, Ltd.	46,112	US$	1,175,856